Exhibit 24(b)(4.30):  Endorsement 165897-15 (IRA Endorsement) for use with Flexible Premium Individual Deferred Annuity Contract
Form 13077(LA)-15

ReliaStar Life Insurance Company

INDIVIDUAL RETIREMENT ANNUITY ENDORSEMENT

The contract to which this Individual Retirement Annuity Endorsement (this "Endorsement") is attached is hereby modified by the provisions of this Endorsement. The Endorsement provisions shall control if there is a conflict between the Endorsement and the contract, including any other endorsements or riders issued with the contract. Any capitalized terms not defined in this Endorsement shall have the meaning given to them in the contract.

On the basis of the election made by the Owner to have the contract qualify as a traditional Individual Retirement Annuity ("IRA"), this Endorsement amends the contract in order to meet the qualification requirements for a traditional IRA under Section 408(b) of the Code, and shall be interpreted in accordance with that section.

1.	Definitions of Terms Used in this Endorsement

A.

Compensation means wages, salaries, professional fees, or other amounts derived from or received for personal services actually rendered (including, but not limited to commissions paid salesmen, compensation for services on the basis of a percentage of profits, commissions on insurance premiums, tips, and bonuses) and includes earned income, as defined in Section 401(c)(2) of the Code (reduced by the deduction you take for contributions made to a self-employed retirement plan if you are self-employed). For the purposes of this definition, Section 401(c)(2) of the Code shall be applied as if the terms "trade" or "business" for purposes of Section 1402 of the Code includes service described in subsection (c)(6). Compensation does not include amounts derived from or received as earnings or profits from property (including but not limited to interest and dividends) or amounts not includible in gross income. Compensation also does not include any amount received as a pension or annuity or as deferred compensation. Compensation shall include any amount includible in your gross income under Section 71 of the Code with respect to a divorce or separation instrument described in subparagraph (A) of Section 71(b)(2) of the Code. The term "compensation" includes any differential wage payment, as defined in Section 3401(h)(2) of the Code. For purposes of this definition, the amount of compensation includible in your gross income shall be determined without regard to Section 112 of the Code.

B.	Contribution means Purchase Payments, as used in the contract. Contributions may be limited under the "Contributions" section below.

C.	Designated Beneficiary means a Natural Person who is a "designated beneficiary" within the meaning of Section 401(a)(9) of the Code and the Income Tax Regulations thereunder.

D.

Interest means the Contract Value plus the amount of any outstanding rollover, transfer and recharacterization under Q&As-7 and -8 of Section 1.408-8 of the Income Tax Regulations and, prior to the date that the contract is annuitized, the actuarial value of any other benefits provided under the contract, such as certain guaranteed living and death benefits.

E.	Income Tax Regulations mean the regulations found in Title 26 of the Code of Federal Regulations.

2.	Nonforfeitable and Nontransferable

The contract is established for the exclusive benefit of you or your beneficiaries. Joint Owners are not permitted. You cannot name a different Owner for the contract. You are also the Annuitant. If this is an inherited IRA within the meaning of Section 408(d)(3)(C) of the Code maintained for the benefit of your Designated Beneficiary, references in this Endorsement to the "individual", "you" or the "Owner" is to the deceased individual.

Your Interest in the contract is nontransferable and, except as provided by law, is nonforfeitable. It may not be sold, assigned, discounted or pledged as collateral for a loan or as security for the performance of an obligation or for any other purpose.

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3.	Contributions

A.	Maximum Regular Contribution Limits

Purchase Payments are subject to any limitations set forth in the contract and also to the limitations set forth below.

(1)

A Contribution permitted under the contract may include a rollover contribution (as permitted by Code Sections 402(c), 402(e)(6), 403(a)(4), 403(b)(8), 403(b)(10), 408(d)(3) and 457(e)(16)), a non-taxable transfer from an individual retirement plan under Code Section 7701(a)(37), and cash not exceeding $5,000 for any taxable year. After 2008, this annual cash contribution limit will be adjusted by the Secretary of the Treasury for cost-of-living increases under Code Section 219(b)(5)(D). Such adjustments will be in multiples of $500. In addition, a permitted Contribution may include a Contribution made in accordance with the terms of a Simplified Employee Pension (SEP) as described in Code Section 408(k).

(2)	In the case of an individual who is age fifty (50) or older, the annual cash contribution limit is increased by $1,000 for any taxable year beginning in 2006 and years thereafter.

(3)

In addition to the amounts described in paragraphs (1) and (2) above, a Contribution permitted under the contract may include additional contributions specifically authorized by statutes, such as an individual's repayment of a qualified reservist distribution or repayments of certain plan distributions made on account of a federally declared disaster.

(4)	If this is an inherited IRA within the meaning of Section 408(d)(3)(C) of the Code, no Contributions will be accepted.

B.	SIMPLE IRA Contribution Limitation

No Contributions will be accepted under a SIMPLE IRA plan established by any employer pursuant to Section 408(p) of the Code. Also, no transfer or rollover of funds attributable to Contributions made by a particular employer under its SIMPLE IRA plan will be accepted from a SIMPLE IRA, that is, an IRA used in conjunction with a SIMPLE IRA plan, prior to the expiration of the two (2) year period beginning on the date you first participated in that employer's SIMPLE IRA plan.

4.	Required Minimum Distributions Before Death

A.	In General

Notwithstanding any provision of this IRA to the contrary, the distribution of your Interest in this IRA shall be made in accordance with the requirements of Code Section 408(b)(3) and the Income Tax Regulations thereunder, the provisions of which are herein incorporated by reference. If distributions are not made in the form of an annuity on an irrevocable basis (except for acceleration), then distribution of the Interest in this IRA must satisfy the requirements of Section 408(a)(6) of the Code and the regulations thereunder, rather than the provisions of subsections 4B, 4C and 4D below and Section 5.

B.	Required Minimum Distributions

Your entire Interest in the IRA will be distributed no later than April 1 following the calendar year in which you attain 70 1/2 (the "required beginning date") over your life or the lives of you and your Designated Beneficiary, or a guaranteed period not extending beyond your life expectancy or the joint and last survivor expectancy of you and your Designated Beneficiary. Payments must be made in periodic payments at intervals of no longer than one (1) year and must be either non-increasing or they may increase only as provided in Q&As-1 and -4 of Section 1.401(a)(9)-6 of the Income Tax Regulations. In addition, any distribution must satisfy the incidental benefit requirements specified in Q&A-2 under Section 1.401(a)(9)-6 of the Income Tax Regulations. If this is an inherited IRA within the meaning of Section 408(d)(3)(C) of the Code, this subsection and subsections 4C and 4D below do not apply.

C.	Maximum Distribution Periods. The distribution periods described in the paragraph above cannot exceed the periods specified in Section 1.401(a)(9)-6 of the Income Tax Regulations.

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D.

Commencement of Required Payments. The first (1st) required payment can be made as late as April 1 of the year following the year in which you attain 70 1/2 and must be the payment that is required for one (1) payment interval. The second (2nd) payment need not be made until the end of the next payment interval. If all or a portion of an individual account is used to purchase an annuity after distributions are required to commence (the required beginning date, in the case of distributions commencing before death, or the date determined under Q&A-3 of Section 1.401(a)(9)-3 of the Income Tax Regulations, in the case of distributions commencing after death), payments under the annuity, and distributions of any remaining account, must be made in accordance with Q&A-5(e) of Section 1.401(a)(9)-5 of the Income Tax Regulations.

E.	Multiple IRAs

If you own more than one (1) IRA, the required minimum distribution must be calculated separately for each IRA. The separately calculated amounts may be totaled and the total distribution taken from any one or more of your IRAs under the rules set forth in Q&A-9 of Section 1.408-8 of the Income Tax Regulations.

5.	Required Distributions Upon Death

A.

Death On or After Required Distributions Commence. If you die on or after the date required distributions commence, the remaining portion of your Interest will continue to be distributed under the option chosen.

B.	Death Before Required Distributions Commence. If you die before required distributions commence, your entire Interest will be distributed at least as rapidly as follows:

(1)

If the Designated Beneficiary is someone other than your surviving spouse, the remaining portion of the entire Interest will be distributed, starting by the end of the calendar year following the calendar year of your death, over the Designated Beneficiary's life, or over a period not extending beyond the remaining life expectancy of the Designated Beneficiary, with such life expectancy determined using the age of the Designated Beneficiary as of his or her birthday in the year following the year of your death, or if elected, in accordance with subsection B(3) below. If this is an inherited IRA within the meaning of Section 408(d)(3)(C) of the Code established for the benefit of a nonspouse Designated Beneficiary by a direct trustee-to-trustee transfer from a retirement plan of a deceased individual under Section 40(c)(11) of the Code, then, notwithstanding any election made by the deceased individual pursuant to the preceding sentence, the nonspouse Designated Beneficiary may elect to have distributions made under this subsection B(1) if the transfer is made no later than the end of the year following the year of death.

(2)

If the sole Designated Beneficiary is your surviving spouse, the entire Interest must be distributed, starting by the end of the calendar year following the calendar year of your death (or by the end of the calendar year in which you would have attained age 70 1/2, if later), over such spouse's life, or over a period not extending beyond the remaining life expectancy of the surviving spouse, or, if elected, in accordance with subsection B(3) below. If the surviving spouse dies before required distributions commence to him or her, the remaining Interest will be distributed, starting by the end of the calendar year following the calendar year of the spouse's death, over the spouse's Designated Beneficiary's life, or over a period not extending beyond the remaining life expectancy determined using such Designated Beneficiary's age as of his or her birthday in the year following the death of the spouse, or, if elected, will be distributed in accordance with subsection B(3) below.

If the surviving spouse dies after the required distributions commence to him or her, any remaining Interest will continue to be distributed under the option chosen.

(3)

If there is no Designated Beneficiary, or if applicable by operation of subsections B(1) or B(2) above, the entire Interest will be distributed by the end of the calendar year containing the fifth (5th) anniversary of your death (or of the spouse's death in the case of the surviving spouse's death before distributions are required to begin under subsection B(2) above).

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(4)

Life expectancy is determined using the Single Life Table in Q&A-1 of Section 1.401(a)(9)-9 of the Income Tax Regulations. If distributions are being made to a surviving spouse as the sole Designated Beneficiary, such spouse's remaining life expectancy for a year is the number in the Single Life Table corresponding to such spouse's age in the year. In all other cases, remaining life expectancy for a year is the number in the Single Life Table corresponding to the Designated Beneficiary's age in the year specified in subsections B(1) or B(2) above and reduced by one (1) for each subsequent year. If distributions are made in the form of an annuity, life expectancy is not recalculated.

C.

For purposes of Section 5A and 5B above, required distributions are considered to commence on your required beginning date or, if applicable, on the date distributions are required to begin to the surviving spouse under subsection B(2) above. However, if distributions start prior to the applicable date in the preceding sentence, on an irrevocable basis (except for acceleration) under an annuity contract meeting the requirements of Section 1.401(a)(9)-6 of the Income Tax Regulations, then required distributions are considered to commence on the annuity starting date.

D.

If you die prior to the date annuity payments commence under the contract and the sole Designated Beneficiary is your surviving spouse, the spouse may elect to treat the contract as his or her own IRA. If your surviving spouse chooses to continue the contract, all contract provisions will apply to him or her as if he or she were the original Owner.  These provisions include application of the withdrawal charge percentage in Section 7C of the contract.

E.

The required minimum distributions payable to a Designated Beneficiary from this IRA may be withdrawn from another IRA the Beneficiary holds from the same decedent in accordance with Q&A-9 of Section 1.408-8 of the Income Tax Regulations.

6.	Contract Data Page

The following sentence is added to the Contract Data Page after the Table of Withdrawal Charges:

Twelve years from the original Issue Date, the withdrawal charges, if any, will be zero.

7.	Withdrawal Provisions

A.	The following provision is added to the section entitled Withdrawals:

Waiver of Withdrawal Charges for Minimum Distribution Requirements

Withdrawal charges will be waived on the annual withdrawal in any Contract Year made to comply with minimum distribution requirements of Code Section 401(a)(9), and any applicable regulations thereunder.

However, the maximum amount available without applying withdrawal charges in any Contract Year under all provisions of this contract is the greater of:

1.	The amount needed for this contract to comply with minimum distribution requirements; or
2.	Earnings or ten percent of Purchase Payments, as of the last Contract Anniversary, subject to withdrawal charges.

This waiver applies only to withdrawals needed for the contract to meet the minimum distribution requirements.

8.	General Provisions

A.	The Yearly Statement provision under the section entitled General Provisions as shown in the contract is deleted in its entirety and replaced with the following:

Yearly Statement

At least once each Contract Year, we will send you a report showing the Contract Value. This report will provide any other information required under applicable law or regulation.  On an annual basis we will also furnish such information concerning required minimum distributions as is prescribed by the Commissioner of the Internal Revenue Service.

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9.	Amendment and Disclaimer Provisions

A.	Delete the provisions under the section entitled Amendment in the contract in its entirety and replace with the following:

By accepting this contract, you give us the right to amend the contract to include any future changes relating to this contract's remaining qualification for treatment as an Individual Retirement Annuity contract under the following:

1.	The Code; and

2.	IRS rulings, regulations and requirements.

Any amendment to this contract will be filed with and approved by the appropriate state insurance department, if required, before becoming effective.

B.	Delete the provisions under the section entitled Disclaimer in the contract in its entirety and replace with the following:

Disclaimer

We will be under no obligation for any of the following:

1.

For any tax or tax penalties an Owner, Annuitant, or Beneficiary may owe resulting from failure to comply with the requirements imposed by the Code or by any other applicable federal or state law, rule or regulation;

2.	To determine whether the Contribution, distribution, or transfer under the contract complies with the provisions, terms, and conditions of any plan or with applicable law, rule or regulation;

3.	To determine any plan, including, without limitation, any provisions required by the Retirement Equity Act of 1984;

4.	To provide any notification or reports required to be made by an employer or any other entity;

5.	To verify or make provisions to ensure that the Contribution was received by us within any deadlines prescribed by law or otherwise; or

6.	To effect the correction of any excess Contribution.

The effective date of this Endorsement is the effective date of the contract or the date it is added to the contract, whichever is later.

/s/ Michael S. Smith
President ReliaStar Life Insurance Company

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